Exhibit 10.1

EVINE Live Inc.

Executives’ Severance Benefit Plan

Section 1. History, Plan Name and Effective Date.   Effective July 25, 2016, the Board of Directors of EVINE Live Inc. established the EVINE Live Inc. Executives’ Severance Benefit Plan. The following provisions constitute the Plan, effective as of July 25, 2016.

Section 2. Purpose. This Plan is established to provide inducement to the Executives, as determined to be eligible to participate in the Plan under herein. Such inducement is necessary for the Company to continue to: (i) attract, recruit, and retain such Executives and assure their continuing dedication to their duties notwithstanding the threat or occurrence of a Change in Control (as defined in Section 3(d) below) or as a result of a Termination for reasons other than Cause (as defined below in Section 3(c) below); and (ii) enable the Executives, should the Company receive unsolicited proposals from third parties with respect to its future, to assess and advise the Board what action on those proposals would be in the best interests of the Company, its shareholders and customers, and to take such action regarding those proposals as the Board might determine appropriate, without being influenced by the uncertainties of their own financial situation; and (iii) demonstrate to the Executives of the Company that the Company is concerned with the welfare of the Executives and intends to assure that loyal Executives are treated fairly; and (iv) ensure that the Executives are provided with compensation and benefits upon a Change in Control which are appropriate and understood by both the Executive and the Company.

The Plan is intended to comply with section 409A of the Code, and official guidance issued thereunder. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.

Section 3. Definitions. Capitalized terms not otherwise defined in this Section 3 shall have the meanings ascribed to them in this Plan. Without limiting the foregoing, in this Plan, the following definitions will apply.

(a) “Affiliate” means any corporation that is a Subsidiary or Parent of the Company.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means what the term is expressly defined to mean in a then-effective written agreement between an Executive and the Company or any Affiliate or, in the absence of any such then-effective agreement or definition, means (i) a material act of fraud which results in or is intended to result in an Executive’s personal enrichment at the expense of Company, including without limitation, theft or embezzlement from Company; (ii) public conduct by an Executive that is materially detrimental to the reputation of Company; (iii) material violation by an Executive of any written Company policy, regulation or practice; (iv) the willful or grossly negligent failure to adequately perform the duties of an Executive’s position to the material detriment of the Company; (v) commission of conduct constituting a felony; (vi) a material breach by an Executive of any of the terms and conditions of an agreement with the Company or any Affiliate; or (vii) the Executive continues to materially fail to perform the duties associated with Executive’s employment after being notified of such failure and given a reasonable opportunity to cure such failure.

(d) “Change in Control” means one of the following:

(1) The acquisition by any individual, entity or Group of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 30% or more of either (i) the then outstanding shares of Company Stock, or (ii) the combined voting power of the then outstanding Company Voting Securities. Notwithstanding the foregoing sentence, the following acquisitions will not constitute a Change in Control:

(A) any acquisition of Stock or Company Voting Securities directly from the Company;

(B) any acquisition of Stock or Company Voting Securities by the Company or any of its wholly-owned Subsidiaries;

(C) any acquisition of Stock or Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or

(D) any acquisition of beneficial ownership by any entity with respect to which, immediately following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the outstanding Voting Securities of such entity (or its Parent) is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who beneficially owned, respectively, the outstanding Stock and outstanding Company Voting Securities immediately before such acquisition in substantially the same proportions as their ownership of the outstanding Stock and outstanding Company Voting Securities, as the case may be, immediately before such acquisition.

(2) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3) The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Stock and outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Securities, as the case may be, of the of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately before such Corporate Transaction, of the outstanding Stock and outstanding Company Voting Securities, as the case may be.

Notwithstanding the foregoing:

(i)               a Change in Control shall not be deemed to occur with respect to an Executive if the acquisition of the 30% or greater interest referred to in Section 3(d)(1) is by a Group that includes the Participant, or if at least 30% of the then outstanding common stock or combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity referred to in Section 3(d)(3) shall be beneficially owned, directly or indirectly, immediately after the Corporate Transaction by a Group that includes the Executive; and

(ii)              to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in Section 3(d) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(e) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

(f) “Committee” means the Human Resources and Compensation Committee of the Company’s Board.

(g) “Company” means EVINE Live Inc., a Minnesota corporation, or any successor thereto.

(h) “Continuing Director” means an individual (1) who is, as of the effective date of the Plan, a director of the Company, or (2) who is elected as a director of the Company subsequent to the effective date of the Plan and whose initial election, or nomination for initial election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (2), any such individual whose initial assumption of office occurs as a result of an actual proxy contest.

(i) “Corporate Transaction” means a reorganization, merger or consolidation of the Company, a statutory exchange of outstanding Company Voting Securities, or a sale or disposition (in one or a series of transactions) of all or substantially all of the assets of the Company.

(j) “Executive” means those individuals eligible to participate in the Plan, who are expressly limited to those persons in Section 3(j)(1), Section 3(j)(2) or Section 4(b). At all times, the Chief Executive Officer of the Company (the “CEO”), if such CEO has a separate and independent agreement with the Company that includes severance, shall not be considered an Executive for purposes of this Plan:

(1)               The then current Section 16 Officers of the Company; and

(2)              Any additional employees designated by name to participate in the Plan by the Committee, or recommended by the CEO and approved by the Committee (“Designated Employees”).

A current list of the members of Officers, and a list of the individuals described in this Section 3(j), shall be maintained by the Benefits Administrator, and kept on file with the Corporate Secretary.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(l) “Good Reason” means, without the Executive’s written consent:

(1) an adverse and material change in the Executive’s status, positions or responsibilities as compared to the Executive’s status, position or responsibilities as in effect prior to such change. Notwithstanding the foregoing, neither an increase in the scope or number of an Executive’s responsibilities, nor a change in the Executive’s reporting relationships (e.g. a change with respect to the person or position to whom the Executive reports or the individual(s) or position(s) who report to the Executive) shall be considered an adverse and material change in the Executive’s status or position;

(2) a material reduction in the amount of either the Executive’s annual base salary or target annual incentive program (“Annual Bonus”) opportunity as in effect on the date she or he became a participant in the Plan, or as the same may be increased from time to time during the term of the Executive’s participation in this Plan. Notwithstanding the foregoing, an across-the-board compensation or benefit plan or Annual Bonus reduction applicable on a similar basis to all other Executives of the Company shall not be considered a material reduction in the Executive’s annual base salary or Annual Bonus;

(3) the failure to provide or continue in effect materially similar compensation and benefits, in accordance with the plans, practices, policies and programs of the Company and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding a Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates; provided, however, that broad-based changes to the benefit plans of the Company and its Affiliates, affecting a significant portion of the employees of the Company and its Affiliates, shall not be deemed “Good Reason” under this Section 3(l)(3);

(4) the failure of any successor or assign of the Company to assume and expressly agree to perform the obligations under this Plan;

(5) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination and a resolution satisfying the requirements of Section 6(e) below; and for purposes of this Plan, no such purported termination shall be effective; or

(6) any request by the Company that the Executive participate in an unlawful act.

(m) “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an entity.

(n) “Notice of Termination” means a written notice which (1) indicates the specific termination provision relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder, or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(o) “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(p) “Plan” means this EVINE Live Inc. Executive Severance Benefit Plan, as effective June21, 2016 and in effect from time to time.

(q) “Share” means a share of Stock.

(r) “Stock” means the common stock of the Company.

(s) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(t) “Tier” means a benefit level. Tier I executive is defined as Chief Executive Officer and Executive Vice President (EVP), and Tier II executive is defined as Senior Vice President (SVP).

(u) “Voting Securities” of an entity means the outstanding securities entitled to vote generally in the election of directors (or comparable equity interests) of such entity.

Section 4. Termination of Participation.   Except as provided in Section 4(b) below, upon termination of participation in the Plan, the Executive shall thereafter lose entitlement to any benefits under the Plan and all rights hereunder shall be forfeited.

(a) Termination of Participation. Subject to Section 4(b) below, the following events, if occurring before a Change in Control, will result in the termination of an Executive’s participation in the Plan: (i) the date the Executive separates from service with the Company and its Affiliates, (ii) the date the Executive ceases to be an Officer without being added as a “Designated Employee” under Section 3(j)(2) above, or (iii) the date that an Executive, whose participation in the Plan was approved by the Committee, has his or her participation terminated by the Committee.

(b) Deemed Participation.   Notwithstanding the foregoing, an Executive whose participation in the Plan was terminated shall nevertheless be deemed to have been a participant in the Plan on the date of a Change in Control and shall be eligible to receive benefits as provided under this Plan if both of the following requirements are met:

(1) The Executive’s termination of participation results from: (A) involuntarily termination from service with the Company, other than for Cause; (B) removal as an Officer; or (C) removal by the Committee; and

(2) The Executive’s termination of participation occurs within the 6-month period immediately preceding the occurrence of a Change in Control.

Section 5. Cash Severance Benefits.

(a) Payments as a Result of a Change in Control.   In the event Executive’s employment terminates as a result of a Change in Control, the amount of the cash severance benefit paid under this Plan shall be, with the exception of the CEO if such CEO has a separate agreement with the Company that includes severance, in the case of a Tier I Executive (1) an amount equal to one and one half (1 ½) times the Executive’s highest annual rate of base salary during the 12-month period immediately preceding the date that the Executive Separates from Service (the “Base Salary”), and (2) one and one-half (1 1/2 ) times the target annual incentive bonus determined from such Base Salary. In the case of a Tier II Executive (1) an amount equal to one and one quarter (1 ¼) times the Executive’s highest annual rate of Base Salary during the 12-month period immediately preceding the date that the Executive Separates from Service, and (2) one and one-quarter (1 ¼) times the target annual incentive bonus determined from such Base Salary.

(b) Cash Severance Payment for Reasons Other Than a Change in Control. In the event Executive’s employment terminates for reasons other than a Change in Control and either (i) at the initiation of the Company for reasons other than Cause, or (ii) at the initiation of the Executive for Good Reason, the amount of the cash severance benefit paid under this Plan shall be , with the exception of the CEO if such CEO has a separate agreement with the Company that includes severance, in the case of a Tier I Executive (1) an amount equal to one and one quarter (1 ¼) times the Executive’s highest Base Salary. In the case of a Tier II Executive (1) an amount equal to one (1) times the Executive’s highest annual rate of Base Salary during the 12-month period immediately preceding the date that the Executive Separates from Service.

Section 6. Payment of Severance Benefits.

(a) Payments Following a Change in Control.   If within a one-year period commencing on the date of a Change in Control (the “Benefit Period”), (i) the Company terminates the employment of an Executive for any reason other than Cause, death, or the Executive’s becoming Disabled, or (ii) the Executive terminates his employment for Good Reason, the Executive shall be entitled to benefits under the Plan. An Executive who is deemed to be a participant in the Plan on the date of the Change in Control pursuant to Section 4(b) shall also be entitled to benefits under Section 5(a) and 7(a) of the Plan if the Executive’s employment is terminated by the Company during the Benefit Period or the immediately preceding six (6) months. For purposes of this Plan, “Disabled” means that the Executive has been determined to be disabled as defined in the EVINE Live Inc. 2011Omnibus Incentive Plan.

If an Executive is entitled to benefits under Section 5(a) of the Plan, the Executive’s cash severance payment described in Section 5(a) shall be paid in a lump sum within 30 calendar days of the later of the date that the Executive Separates from Service (within the meaning of Code section 409A) or the date of the Change in Control. Notwithstanding the foregoing, if the amount is payable upon an Executive’s Separation from Service and the Executive is a Key Employee as of his or her Separation from Service, the lump sum payment will be made on the date that is six (6) months after the Separation from Service (or, if earlier, the date of death of the Key Employee). For this purpose, “Key Employee” means an Executive treated as a “specified employee” under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof). Key Employees shall be determined in accordance with Code section 409A using December 31st as the identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1st following the identification date.

(b) Payments for Reasons Other Than a Change in Control. If the Executive’s employment terminates for reasons other than a Change in Control and either (i) at the initiation of the Company for any reason other than Cause, death, or the Executive’s becoming Disabled, or (ii) at the initiation of the Executive for Good Reason, the Executive shall be entitled to benefits under Section 5(b) and Section 7 of the Plan. For purposes of this Plan, “Disabled” means that the Executive has been determined to be disabled as defined in the EVINE Live Inc. 2011 Omnibus Incentive Plan.

If an Executive is entitled to benefits under Section 5(b) , the Executive’s cash severance payment described in Section 5(b) shall be paid in a lump sum within 30 calendar days of the later of the date that the Executive Separates from Service (within the meaning of Code section 409A) or the date of the Change in Control. Notwithstanding the foregoing, if the amount is payable upon an Executive’s Separation from Service and the Executive is a Key Employee as of his or her Separation from Service, the lump sum payment will be made on the date that is six (6) months after the Separation from Service (or, if earlier, the date of death of the Key Employee). For this purpose, “Key Employee” means an Executive treated as a “specified employee” under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof). Key Employees shall be determined in accordance with Code section 409A using December 31st as the identification date.

(c) Termination. Notwithstanding anything herein to the contrary, nothing herein is meant to imply that the Company cannot terminate an Executive’s employment for Cause, or that an Executive cannot terminate his/her employment for Good Reason, at any time, including during a Benefit Period.

(d) Notice of Termination.   Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party given by hand delivery, registered or certified mail, return receipt requested, postage prepaid, to the last known home address of the Executive or to the address of the principal office of the Company, copy to the General Counsel.

(e) Future Covenants.   As a condition to the receipt of any payments or benefits under this Plan, the Executive must sign a release of claims in favor of the Company, all applicable consideration periods, revocation periods, and rescission periods provided by law shall have expired. Additionally, the Executive must use his or her best efforts and utmost diligence to guard and protect such confidential information and trade secrets acquired during his or her tenure with the Company and its Affiliates. Furthermore, the Executive agrees that, for a period of eighteen (18) months following his or her termination date, that the Executive will not directly or indirectly hire, manage, solicit or recruit any financial planners, agents, salespeople, financial advisors or employees of the Company or its Affiliates; provided, however, nothing “solicit” shall not include general newspaper or similar advertisements for employment opportunities with the Executive or with any subsequent employer of Executive. Finally, the Executive agrees not to disparage the Company or its Affiliates, or any of its employees or directors.

Section 7. Benefit Enhancements & Coordination with Other Plans.

(a) Upon or Following a Change in Control. In the event benefits are payable under this Plan to an Executive in accordance with Section 5(a) or 6(a) above, provided the Executive elects continuation of coverage pursuant to COBRA or similar state laws and also timely returns to the Company the documents and payments required for such election, the Company shall reimburse the Executive a portion of the premium amount equal to the amount paid by other similarly situated Executives who have not been terminated and receive similar group health, dental and life insurance benefits to the extent such benefits were in effect for Executive and his or her dependents. In the case of a Tier I Executive, the Company shall provide such reimbursement for that election for a period of eighteen (18) months after the Executive’s employment terminates subject to the Executive’s timely payment of his or her share of the applicable premiums. In the case of a Tier II Executive, the Company shall provide such reimbursement for that election for a period of fifteen (15) months after the Executive’s employment terminates subject to the Executive’s timey payment of his or her share of the applicable premiums.

(b) For Reasons Other Than a Change in Control. In the event benefits are payable under this Plan to an Executive in accordance with Section 5(b) above, provided the Executive elects continuation of coverage pursuant to COBRA or similar state laws and also timely returns to the Company the documents and payments required for such election, the Company shall reimburse the Executive a portion of the premium amount equal to the amount paid by other similarly situated Executives who have not been terminated and receive similar group health, dental and life insurance benefits to the extent such benefits were in effect for Executive and his or her dependents. In the case of a Tier I Executive, the Company shall provide such reimbursement for that election for a period of fifteen (15) months after the Executive’s employment terminates subject to the Executive’s timely payment of his or her share of the applicable premiums. In the case of a Tier II Executive, the Company shall provide such reimbursement for that election for a period of twelve (12) months after the Executive’s employment terminates subject to the Executive’s timely payment of his or her share of the applicable premiums.

(c) No Executive receiving any benefit under this Plan shall be entitled to receive any severance payment under any other severance plan, severance program, severance arrangement or employment agreement sponsored by or entered into by the Company, except to the extent the plan, program, agreement or arrangement specifically provides otherwise.

(d) Except as otherwise provided in this Section 7, the Executive’s rights under any other benefit plan maintained by the Company (or successor) shall be governed by the terms of that plan as in effect on the day immediately preceding the Change in Control.

Section 8. Limitation on Parachute Payments.

(a) Notwithstanding any provision to the contrary set forth in this Plan, if any of the payments or benefits provided or to be provided by the Company to Executive or for Executive’s benefit pursuant to the terms of the Plan constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 8 be subject to the excise tax imposed under Section 4999 of the code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(b) The Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction by payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c) Any determination required under this Section 8(c) shall be made in writing in good faith by an accounting firm selected by the Company (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as required by the Company or the Executive. The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8(c). The Company shall be responsible for all fees and expenses of the Accountants.

(d) It is possible that after the determinations and selections made pursuant to this Section 8 the Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 8 (“Overpayment”) or less than the amount provided under this Section 8 (“Underpayment”).

(i)	In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company.

(ii)	In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Executive.

(e) Any payment made to or on behalf of an Executive under this Section 8 shall be made in compliance with Code section 409A and by the end of the year following the year that the related taxes are remitted to the applicable taxing authority.

Section 9. Confidential Information.   Each Executive who receives a severance benefit under this Plan agrees to retain in confidence any secret or confidential information known to him or her relating to the Company, its Affiliates and their respective businesses, which shall have been obtained by the Executive during his or her employment by the Company or any of its Affiliates and shall not be or become public knowledge (other than by acts of the Executive or a representative of the Executive in violation of this Plan). After termination of the Executive’s employment with the Company or any of its Affiliates, the Executive shall not, without prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall a violation or an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Plan.

Section 10. Binding Plan.   The obligations under this Plan shall be binding upon and inure to the benefit of an Executive, his or her beneficiary or estate, the Company and any successor to the Company.

Section 11. Amendment, Suspension or Termination of Plan.   This Plan may be amended at any time and from time to time by and on behalf of the Company by the Board, but no amendment shall operate to give the Executive, either directly or indirectly, any interest whatsoever in any funds or assets of the Company, except the right upon fulfillment of all terms and conditions hereof, as such terms and conditions may be amended, to receive the payments herein provided. No amendment, suspension or termination of this Plan shall operate in any way to reduce, diminish, or adversely affect any of the benefits provided to any Executive if such amendment, suspension or termination (i) arose by action of the Company in connection with or anticipation of a Change in Control, (ii) occurs coincident with a Change in Control, or (iii) occurs within one year after a Change in Control has occurred. Any such amendment, suspension, or termination that occurs within the six (6) month period before a Change in Control is presumed to have been in anticipation of such Change in Control.

Section 12. Plan Administrator.   The Plan shall be administered by the Benefits Administrator. The Benefits Administrator shall be the Company’s current or acting head of Human Resources, unless and until the Board delegates this authority elsewhere. The Benefits Administrator shall have full authority to interpret the Plan, resolve issues pertaining to Plan eligibility, determine benefits payable under the Plan, and take whatever actions are, in the sole discretion of the Benefits Administrator, necessary to or desirable for such administration, including, but not limited to: (a) establishing administrative rules consistent with the provisions of the Plan, (b) delegating the responsibilities of the Benefits Administrator to other persons, and (c) retaining the services of lawyers, accountants, or other third parties to assist with the administration of the Plan.

Section 13. Claim Procedure.

(a) If an Executive’s claim for benefits is denied, the Benefits Administrator will furnish written notice of denial to the Executive making the claim (the "Claimant") within sixty (60) days of the date the claim is received, unless special circumstances require an extension of time for processing the claim.  This extension will not exceed sixty (60) days, and the Claimant must receive written notice stating the grounds for the extension and the length of the extension within the initial sixty (60) day review period.  If the Benefits Administrator does not provide written notice, the Claimant may deem the claim denied and seek review according to the appeals procedures set forth below.

(b) Denial Notice.   The notice of denial to the Claimant shall state:

(i)	the specific reasons for the denial;

(ii)	specific references to pertinent provisions of the Plan upon which the denial was based;

(iii)	a description of any additional material or information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed; and

(iv)	a statement that the Claimant may request a review upon written application to the Benefits Administrator, review pertinent Plan documents, and submit issues and comments in writing, and that any appeal that the Claimant wishes to make of the adverse determination must be in writing to the Benefits Administrator within ninety (90) days after the Claimant receives notice of denial of benefits.

The notice of denial of benefits shall notify the Claimant of his or her right to appeal the denial through binding arbitration with the American Arbitration Association (“AAA”) and subject to AAA’s rules and procedures, and such arbitration shall be conducted by a single arbitrator as mutually agreed to by the Company and Executive and, if no such mutual agreement can be reached, before an arbitrator assigned by the AAA. The notice may state that failure to appeal the action to the Benefits Administrator in writing within the ninety (90) day period will render the determination final, binding and conclusive. Notice of the arbitrator’s decision shall be given within sixty (60) days after close of the arbitration, unless additional time is required due to special circumstances.  In no event shall the Arbitrator render a decision on an appeal later than one hundred twenty (120) days after the close of arbitration.

Section 14. No Waiver.   Neither the failure nor the delay on the part of the Executive in exercising any right, power or privilege hereunder shall operate as a waiver of such right, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege hereunder. No remedy conferred hereunder is intended to be exclusive of any other remedy and each shall be cumulative and shall be in addition to every other remedy now or hereafter existing at law or in equity.

Section 15. Rules of Construction. The headings in this Plan are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

Section 16. Governing Law.  To the extent not preempted by ERISA, the terms of the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, including all matters of construction, validity and performance.

Section 17. Employment at Will.  Nothing contained herein shall confer upon any Executive the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with any Executive with regard to the existence of the Plan.

Section 18. Unfunded.  The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or an Affiliate for payment of any Severance Payment hereunder.  No Executive or any other person shall have any interest in any particular assets of the Company or an Affiliate by reason of the right to receive benefits under this Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company or an Affiliate with respect to any rights under the Plan.

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